UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2009

HOST HOTELS & RESORTS, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14625	53-0085950
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices and Zip Code)

(240) 744-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 9, 2009, the Board of Directors (the “Board”) of Host Hotels & Resorts, Inc. (the “Company”) elected Willard W. Brittain and Gordon H. Smith to serve as directors of the Company until the next annual meeting of stockholders. The Board also voted to increase the size of the Board to eight directors. The election of Mr. Brittain and Mr. Smith and the increase in the size of the Board are effective as of July 9, 2009.

The Board appointed Mr. Brittain to serve on the Audit Committee and the Compensation Policy Committee and appointed Mr. Smith to serve on the Audit Committee and the Nominating and Corporate Governance Committee. The Board has affirmatively determined that Mr. Brittain and Mr. Smith are each “independent” after applying the Company’s standards contained in its Corporate Governance Guidelines and the requirements of the New York Stock Exchange. A copy of the press release, which the Company issued on July 9, 2009 regarding the election of Mr. Brittain and Mr. Smith to the Board, is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Mr. Brittain is the Chairman and Chief Executive Officer of Professional Resources on Demand (Preod Corporation), which he founded in March 2003. Mr. Brittain is a former partner of PricewaterhouseCoopers and its predecessor, Price Waterhouse, where he worked for 28 years prior to his retirement. While at PricewaterhouseCoopers, Mr. Brittain held several senior management positions, including serving as the Chief Operating Officer of PricewaterhouseCoopers from July 1995 to September 2000 and as the Chief Operating Officer of PwC Consulting, a spin-off from PricewaterhouseCoopers, from September 2000 until his retirement in October 2002. Mr. Brittain is a member of the board of directors of Tutor Perini Corporation, where he serves as the chair of the audit committee; DaVita Inc., where he serves on the nominating and governance committee, the public policy committee and the clinical performance committee; and Convergys Corporation, where he serves on the audit committee.

Mr. Smith is currently a senior advisor and resident at the Washington, DC office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, Mr. Smith directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Mr. Brittain and Mr. Smith each will receive the same cash compensation and perquisites for service on the Board and the Audit Committee, Compensation Policy Committee and the Nominating and Corporate Governance Committee, as applicable, as that paid to the other non-employee directors of the Company, including (i) a retainer of $65,000 per year (payable monthly), (ii) $1,500 for each committee meeting attended and (iii) $1,500 for attendance at the annual meeting of stockholders, as further described in the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 31, 2009 (the “Proxy”), under the heading “Director Compensation—Compensation Philosophy.” Any annual compensation will be pro-rated from the date of Mr. Brittain’s and Mr. Smith’s election to the Board. Mr. Brittain and Mr. Smith are eligible to participate in the Non-Employee Directors’ Deferred Stock Compensation Plan, which allows directors to defer receipt of all or part of the annual retainer and meeting fees until after their service on the Board has ended. Mr. Brittain and Mr. Smith did not receive stock compensation upon their election as directors. The Nominating and Corporate Governance Committee recommended that, subject to Board approval, Mr. Brittain and Mr. Smith receive an award of common stock equaling the prorated annual retainer fee and that such award be credited to each director’s deferred stock unit account. The number of stock units would be calculated by dividing the pro-rated annual retainer fee by the fair market value of the common stock on the date of Board approval.

In connection with their election to the Board, Mr. Brittain and Mr. Smith each entered into an indemnification agreement with the Company, effective as of July 9, 2009. The indemnification agreement is in substantially the same form as that entered into with certain directors and executive officers of the Company. The indemnification agreement provides for the indemnification of Mr. Brittain and Mr. Smith and the advance of certain expenses and costs to the maximum extent permitted under Maryland law for claims, suits or proceedings arising as a result of their service to the Company, subject to the terms and conditions contained therein. The description of the indemnification agreement is qualified in its entirety by reference to the full text of the form of indemnification agreement incorporated by reference herein as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Form of Indemnification Agreement for officers and directors of Host Hotels & Resorts, Inc. (incorporated by reference to Exhibit 10.32 of Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed November 12, 2008).

99.1	Press Release of Host Hotels & Resorts, Inc., dated July 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, INC.

Date: July 9, 2009	By:	/s/ Brian G. Macnamara
Brian G. Macnamara
Senior Vice President, Corporate Controller

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Form of Indemnification Agreement for officers and directors of Host Hotels & Resorts, Inc. (incorporated by reference to Exhibit 10.32 of Host Hotels & Resorts, Inc.’s Current Report on Form 8-K, filed November 12, 2008).

99.1	Press Release of Host Hotels & Resorts, Inc., dated July 9, 2009.